Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Selected Consolidated Financial Data of NYBOT” and “Experts”, and to the use of our report dated October 24, 2006, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-138312) and related prospectus/proxy statement of IntercontinentalExchange, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

November 16, 2006